Exhibit 21.1

Subsidiaries of Acuren Corporation*

Subsidiary	Jurisdiction
Acuren Delaware Holdco, Inc.	Delaware
Acuren Holdings, Inc.	Delaware
Acuren Intermediate Holdings, Inc.	Delaware
Rockwood Service Corporation	Delaware
TEI Analytical Services, Inc.	Delaware
NV5 Global, Inc.	Delaware
Echo NDE USA, Inc.	Delaware
Century Inspection, Inc.	Delaware
Acuren Inspection, Inc.	Delaware
Acuren USA, Inc.	Delaware
Rockwood Canada Holdings Ltd.	Nova Scotia
Rockwood Canada Inc.	Alberta
Acuren Inc.	New Brunswick
Rockwood Canada Shared Services Inc.	Alberta
BakosNDT Ltd.	Alberta
Echo NDE Inc.	Alberta
Nextgen Task Inspection Inc.	Alberta
Triquest Nondestructive Testing Corp.	Alberta
2471981 Alberta Ltd.	Alberta
Streamline Inspection Ltd.	Alberta
Acuren Group Inc.	Alberta
Acuren Industrial Holdings Inc.	Alberta
Applied Inspection Ltd.	United Kingdom
Cambridge Materials Testing Ltd.	Ontario
Acuren Wind Canada Inc.	Quebec
Eclipse Scientific Products Inc.	Ontario
Tacten Industrial Inc.	Nova Scotia

*Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Acuren Corporation are omitted because, considered in the aggregate, they would not constitute a significant subsidiary.